EXHIBIT 16.1

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

March 2, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated March 1, 2010 of MusclePharm Corporation (f.k.a. Tone in Twenty) (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal.

We cannot confirm or deny that the appointment of Schumacher & Associates, Inc. was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 South Jones Blvd., Suite 202, Las Vegas, NV 89107 888-727-8251 Fax 888-782-2351